Exhibit 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)


                                                              For the Six Months
                                                                Ended June 30,
 Earnings
                                                              2003        2004
 Income from continuing operations before
   provision for income taxes, minority
   interest, discontinued operations, and
   cumulative effect of accounting change                   $2,759      $3,228

 Equity in (earnings) losses of
   unconsolidated affiliates                                  (348)       (255)

 Fixed Charges                                                 549         482

 Distributed income of equity affiliates                         4          --

 Interest capitalized                                           (5)         (2)

                                                           ---------   ---------
    Income, as adjusted                                     $2,959      $3,453
                                                           ---------   ---------


 Fixed Charges

 Interest expense                                            $ 491       $ 426

 Interest capitalized                                            5           2

 Portion of rental expense representative
   of interest factor                                           53          54

                                                            --------   ---------
    Fixed Charges                                            $ 549       $ 482
                                                            --------   ---------



                                                            --------   ---------
 Ratio of Earnings to Fixed Charges                           5.39        7.16
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